Exhibit 99

CBS CORPORATION REPORTS SECOND QUARTER 2013 RESULTS

Revenues of $3.7 Billion, Up 11%

OIBDA of $952 Million, Up 5%

Operating Income of $838 Million, Up 6%

Diluted EPS of $.76, Up 12%

NEW YORK, July 31, 2013 – CBS Corporation (NYSE: CBS.A and CBS) today reported its highest ever quarterly profits for the second quarter ended June 30, 2013.

“CBS’s remarkable momentum continues to build,” said Sumner Redstone, Executive Chairman, CBS Corporation. “This is a Company built for long-term success, and I know Les and his team will continue to execute in the quarters and years to come.”

“Double-digit revenue growth—and the best quarterly profits we’ve ever had—add up to a phenomenal quarter for CBS,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation. “Across the board, CBS’s world-class content continues to drive our results. From Under the Dome, which is changing the face of summer programming on network television, to Ray Donovan, which has refilled the pipeline at Showtime in a big way, new owned content continues to flourish throughout our Company. As a result, our base business is thriving, and our non-advertising revenue sources are having a bigger impact on our results all the time. Looking ahead, the opportunities to monetize our content are more exciting than ever. In addition, we are well on our way to completing our strategic initiatives in our Outdoor segment—including the pending sale of our business in Europe and Asia and the separation of our Outdoor Americas business, which is right on track. All of this gives us great confidence in our future, and it’s why we announced last week our largest increase ever to our share repurchase program. We remain committed to returning value to our shareholders, and we are certain we can deliver lucrative results for the remainder of this year, next year, and beyond as well.”

Second Quarter 2013 Results

Revenues of $3.70 billion for the second quarter of 2013 grew 11% from $3.33 billion in the same prior-year period, with increases in each revenue type. The growth was led by a 22% increase in content licensing and distribution revenues, which was driven by licensing agreements for digital streaming and international syndication. Advertising revenues were up 5%, partly from the timing of the semifinals of the NCAA Division I Men’s Basketball Championship (“NCAA Tournament”), which aired during the second quarter in 2013 versus the first quarter in 2012, as well as increases in underlying network advertising. Affiliate and subscription fee revenues rose 18%, reflecting the impact of a pay-per-view boxing event, and growth from retransmission revenues and fees from CBS Television Network affiliated television stations.

Operating income before depreciation and amortization (“OIBDA”) of $952 million increased 5% in the second quarter of 2013 from $911 million for the same prior-year period, with growth in every operating segment. Operating income of $838 million increased 6% from $792 million in the second quarter of 2012. The OIBDA and operating income growth was primarily driven by the higher revenues, which were partially offset by increased investment in television content and higher sports programming costs from the timing of the semifinals of the NCAA Tournament.

Net earnings from continuing operations were $476 million for the second quarter of 2013, up from $452 million for the same prior-year period. Diluted earnings per share from continuing operations increased 12% to $.76 from $.68 for the second quarter of 2012, reflecting the Company’s operating income growth, lower interest expense from the Company’s 2012 debt refinancing activities, and lower weighted average shares outstanding as a result of the Company’s ongoing share repurchase program.

Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Free Cash Flow, Balance Sheet and Liquidity

During the second quarter of 2013, the Company made discretionary pension contributions of $150 million to prefund its qualified plans. Free cash flow for the quarter, which includes these contributions, was $414 million compared with $564 million for the same prior-year period. For the first half of 2013, free cash flow was $990 million compared with $1.18 billion for the first half of 2012. The Company generated operating cash flow from continuing operations of $1.07 billion for the six months ended June 30, 2013, versus $1.27 billion for the comparable prior-year period.

Also during the second quarter of 2013, the Company repurchased 10.4 million shares of CBS Corp. Class B Common Stock, including 6.1 million shares that were repurchased on the open market for $296 million and 4.3 million shares that were delivered upon the settlement of the accelerated share repurchase transaction that was initiated during the first quarter of 2013. On July 25, 2013, the Company announced that it expanded its share repurchase program to a total availability of $6 billion, an increase of $5.1 billion. Since the share repurchase program was initiated in January 2011, through June 30, 2013, the Company has repurchased 112.2 million shares of its Class B Common Stock for $3.75 billion.

At June 30, 2013, the Company’s debt outstanding was $6.42 billion, and its cash on hand was $282 million.

Consolidated and Segment Results (dollars in millions)

The tables below present the Company’s revenues by segment and type as well as its segment operating income (loss) before depreciation and amortization, restructuring charges and impairment charges (“Segment OIBDA”) and operating income (loss) by segment for the three and six months ended June 30, 2013, and 2012. Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues by Segment	2013	2012	2013	2012
Entertainment	$2,008	$1,707	$4,547	$4,025
Cable Networks	518	446	996	898
Publishing	189	189	360	365
Content Group	2,715	2,342	5,903	5,288
Local Broadcasting	698	704	1,336	1,326
Outdoor Americas	335	334	616	622
Local Group	1,033	1,038	1,952	1,948
Eliminations	(49)	(51)	(116)	(111)
Total Revenues	$3,699	$3,329	$7,739	$7,125

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues by Type	2013	2012	2013	2012
Advertising	$2,090	$1,995	$4,545	$4,265
Content licensing and distribution	997	816	2,005	1,833
Affiliate and subscription fees	549	465	1,068	920
Other	63	53	121	107
Total Revenues	$3,699	$3,329	$7,739	$7,125

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Segment OIBDA	2013	2012	2013	2012
Entertainment	$429	$426	$909	$837
Cable Networks	207	190	438	399
Publishing	21	9	33	19
Content Group	657	625	1,380	1,255
Local Broadcasting	255	248	454	419
Outdoor Americas	107	103	181	179
Local Group	362	351	635	598
Corporate	(67)	(65)	(147)	(135)
Adjusted OIBDA	952	911	1,868	1,718
Impairment charges	—	—	—	(11)
Total OIBDA	$952	$911	$1,868	$1,707

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Income (Loss)	2013	2012	2013	2012
Entertainment	$391	$385	$831	$755
Cable Networks	202	184	429	388
Publishing	20	7	30	15
Content Group	613	576	1,290	1,158
Local Broadcasting	234	225	410	363
Outdoor Americas	65	62	97	95
Local Group	299	287	507	458
Corporate	(74)	(71)	(159)	(147)
Total Operating Income	$838	$792	$1,638	$1,469

Entertainment (CBS Television Network, CBS Television Studios, CBS Global Distribution Group, CBS Films, and CBS Interactive)

Entertainment revenues of $2.01 billion for the second quarter of 2013 increased 18% from $1.71 billion for the same prior-year period. This increase was driven by higher revenues from the licensing of television programming for digital streaming and international syndication, higher advertising revenues, and growth in network affiliation fees. The increase in advertising revenue reflects 11% growth at the CBS Television Network and increases at CBS Interactive. The timing of the semifinals of the NCAA Tournament contributed seven percentage points to the CBS Television Network’s advertising growth.

Entertainment OIBDA for the second quarter of 2013 of $429 million increased 1% from $426 million for the same prior-year period, as the revenue growth was offset by increased investment in television content and higher sports programming costs from the timing of the semifinals of the NCAA Tournament.

Cable Networks (Showtime Networks, CBS Sports Network, and Smithsonian Networks)

Cable Networks revenues for the second quarter of 2013 increased 16% to $518 million from $446 million for the same prior-year period. The growth was driven by revenues from a pay-per-view boxing event, higher revenues from the licensing of Showtime original series for digital streaming, and higher affiliate revenues. The increase in affiliate revenues reflects growth in rates and subscriptions at Showtime Networks (which includes Showtime, The Movie Channel, and Flix), CBS Sports Network, and Smithsonian Networks.

Cable Networks OIBDA for the second quarter of 2013 increased 9% to $207 million from $190 million for the same prior-year period, primarily a result of the revenue growth. The OIBDA increase was partially offset by higher sports programming costs, including the pay-per-view boxing event, as well as higher advertising and marketing costs to promote Showtime series.

Publishing (Simon & Schuster)

Publishing revenues of $189 million for the second quarter of 2013 were comparable with the same prior-year period, as continued growth in digital book sales was offset by lower print book sales. Digital book sales increased 39% from the same prior-year period and represented 29% of Publishing’s total revenues, compared with 21% for the second quarter of 2012. Best-selling titles in the second quarter included Happy, Happy, Happy by Phil Robertson and City of Bones by Cassandra Clare.

Publishing OIBDA for the second quarter of 2013 increased $12 million to $21 million from $9 million for the same prior-year period, as the more profitable digital book sales continued to grow and last year’s second quarter included a charge related to a legal matter.

Local Broadcasting (CBS Television Stations and CBS Radio)

Local Broadcasting revenues for the second quarter of 2013 decreased 1% to $698 million from $704 million for the same prior-year period. CBS Television Stations revenues decreased 1%, primarily reflecting lower political advertising. CBS Radio revenues remained flat compared with the same prior-year period, as the benefit of the new CBS Sports Radio network was offset by the impact of radio station dispositions in 2012.

Local Broadcasting OIBDA for the second quarter of 2013 increased 3% to $255 million from $248 million for the same prior-year period, principally because of lower programming and production costs.

Outdoor Americas (CBS Outdoor)

Outdoor Americas revenues for the second quarter of 2013 increased slightly to $335 million from $334 million for the same prior-year period, as growth in the U.S. was offset by lower revenues in Canada and Mexico. Revenues in the U.S. grew 2%, driven by a 5% increase in the billboard business.

Outdoor Americas OIBDA for the second quarter of 2013 rose 4% to $107 million from $103 million for the same prior-year period. The increase was driven by the revenue growth and lower costs associated with the renewal of a transit contract.

Corporate

Corporate expenses before depreciation for the second quarter of 2013 increased $2 million to $67 million from $65 million for the same prior-year period, reflecting higher costs associated with the increase in the Company’s stock price and the conversion of Outdoor Americas to a Real Estate Investment Trust (“REIT”). These increases were partially offset by lower pension and postretirement benefit costs, primarily reflecting the benefit from prefunding pension plans in 2012 and the favorable performance of pension plan assets in 2012.

Outdoor Transactions

In July 2013, the Company entered into an agreement with an affiliate of Platinum Equity for the sale of the Company’s outdoor advertising business in Europe and Asia for approximately $225 million. The transaction is expected to be completed during 2013, subject to customary closing conditions. The Company’s outdoor business in Europe and Asia has been presented as a discontinued operation.

During the first quarter of 2013, the Company submitted a private letter ruling request with the Internal Revenue Service to qualify its Outdoor Americas business as a REIT. During the second quarter of 2013, a preliminary registration statement was filed with the Securities and Exchange Commission for the proposed initial public offering of the common stock of CBS Outdoor Americas Inc. The Company currently expects to dispose of the shares of CBS Outdoor Americas Inc. that it will own after the completion of the offering. These actions are subject to customary approvals and market conditions.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand – “the Eye” – one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, outdoor advertising, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Showtime Networks, CBS Sports Network, TVGN (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio, CBS Outdoor, CBS Television Studios, CBS Global Distribution Group (CBS Studios International and CBS Television Distribution), CBS Interactive, CBS Consumer Products, CBS Home Entertainment, CBS Films and CBS EcoMedia. For more information, go to www.cbscorporation.com.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of the consolidation in the market for the Company’s programming; the impact of negotiations or the loss of affiliation agreements or retransmission agreements; the inability to obtain the requisite regulatory approvals and changes in legislation, tax rules or market conditions, which could adversely impact timing and the ability to consummate or achieve the benefits of transactions involving the Company’s Outdoor business; the inability to complete the divestiture of the Company’s Outdoor operations in Europe and Asia; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks. The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Executive Vice President of Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues	$3,699	$3,329	$7,739	$7,125

Operating income	838	792	1,638	1,469

Interest expense	(93)	(104)	(188)	(214)
Interest income	2	1	4	3
Gain on early extinguishment of debt	—	—	—	25
Other items, net	(7)	3	(9)	8
Earnings from continuing operations before income taxes	740	692	1,445	1,291

Provision for income taxes	(256)	(228)	(490)	(429)
Equity in loss of investee companies, net of tax	(8)	(12)	(16)	(16)
Net earnings from continuing operations	476	452	939	846

Net loss from discontinued operations, net of tax	(4)	(25)	(24)	(56)
Net earnings	$472	$427	$915	$790

Basic net earnings (loss) per common share:
Net earnings from continuing operations	$.78	$.70	$1.53	$1.31
Net loss from discontinued operations	$(.01)	$(.04)	$(.04)	$(.09)
Net earnings	$.78	$.66	$1.49	$1.22

Diluted net earnings (loss) per common share:
Net earnings from continuing operations	$.76	$.68	$1.49	$1.27
Net loss from discontinued operations	$(.01)	$(.04)	$(.04)	$(.08)
Net earnings	$.76	$.65	$1.45	$1.19

Weighted average number of common shares outstanding:
Basic	609	646	615	648
Diluted	624	661	631	664

Dividends per common share	$.12	$.10	$.24	$.20

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	At	At
	June 30, 2013	December 31, 2012

Assets

Cash and cash equivalents	$282	$708
Receivables, net	2,998	3,137
Programming and other inventory	449	859
Prepaid expenses and other current assets	1,041	1,016
Total current assets	4,770	5,720
Property and equipment	4,917	4,988
Less accumulated depreciation and amortization	2,689	2,717
Net property and equipment	2,228	2,271
Programming and other inventory	1,545	1,582
Goodwill	8,569	8,567
Intangible assets	6,480	6,515
Other assets	2,101	1,811
Total Assets	$25,693	$26,466

Liabilities and Stockholders’ Equity

Accounts payable	$218	$386
Participants' share and royalties payable	861	953
Program rights	400	455
Commercial paper	453	—
Current portion of long-term debt	21	18
Accrued expenses and other current liabilities	1,872	2,129
Total current liabilities	3,825	3,941
Long-term debt	5,949	5,904
Other liabilities	6,318	6,408
Total Stockholders' Equity	9,601	10,213
Total Liabilities and Stockholders' Equity	$25,693	$26,466

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended
	June 30,
	2013	2012

Operating Activities:
Net earnings	$915	$790
Less: Net loss from discontinued operations	(24)	(56)
Net earnings from continuing operations	939	846
Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities:
Depreciation and amortization	230	238
Impairment charges	—	11
Stock-based compensation	109	80
Redemption of debt	—	(25)
Equity in loss of investee companies, net of tax and distributions	24	19
Change in assets and liabilities, net of investing and financing activities	(229)	99
Net cash flow provided by operating activities from continuing operations	1,073	1,268
Net cash flow used for operating activities from discontinued operations	(22)	(10)
Net cash flow provided by operating activities	1,051	1,258
Investing Activities:
Acquisitions, net of cash acquired	(30)	(69)
Capital expenditures	(83)	(84)
Investments in and advances to investee companies	(139)	(39)
Proceeds from sale of investments	18	6
Proceeds from dispositions	12	1
Net cash flow used for investing activities from continuing operations	(222)	(185)
Net cash flow used for investing activities from discontinued operations	(8)	(9)
Net cash flow used for investing activities	(230)	(194)
Financing Activities:
Proceeds from short-term debt borrowings, net	452	—
Proceeds from issuance of notes	—	1,567
Repayment of notes	—	(700)
Payment of capital lease obligations	(9)	(10)
Payment of contingent consideration	(30)	(33)
Dividends	(155)	(135)
Purchase of Company common stock	(1,579)	(564)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(139)	(105)
Proceeds from exercise of stock options	98	71
Excess tax benefit from stock-based compensation	119	73
Other financing activities	(4)	—
Net cash flow (used for) provided by financing activities	(1,247)	164
Net (decrease) increase in cash and cash equivalents	(426)	1,228
Cash and cash equivalents at beginning of period	708	660
Cash and cash equivalents at end of period	$282	$1,888

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

Segment Operating Income (Loss) Before Depreciation and Amortization (“OIBDA”) and Adjusted OIBDA

The Company presents Segment OIBDA as the primary measure of profit and loss for its operating segments in accordance with FASB guidance for segment reporting.

The following tables set forth the Company’s OIBDA for the three and six months ended June 30, 2013 and 2012 and adjusted OIBDA for the six months ended June 30, 2012. The Company defines OIBDA as net earnings (loss) adjusted to exclude the following line items presented in its Consolidated Statements of Operations: Net earnings (loss) from discontinued operations; Equity in earnings (loss) of investee companies, net of tax; Provision for income taxes; Other items, net; Gain on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization. The Company defines “Adjusted OIBDA” as OIBDA excluding restructuring and impairment charges. For each individual operating segment, Adjusted OIBDA is also known as “Segment OIBDA”.

The Company uses Adjusted OIBDA (or Segment OIBDA for each segment), as well as Adjusted OIBDA margin, to, among other things, evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve investors’ understanding of the Company’s operating performance, and make it easier for investors to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these are among the primary measures used externally by the Company’s investors, analysts and industry peers for purposes of valuation and for the comparison of the Company’s operating performance to other companies in its industry.

Because Adjusted OIBDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance. Adjusted OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted OIBDA excludes certain financial information that is included in net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. The Company provides the following reconciliations of Adjusted OIBDA to operating income and net earnings (loss), the most directly comparable amounts reported under GAAP. In addition, the following tables also provide reconciliations of Segment OIBDA for each segment to such segment’s operating income (loss).

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Three Months Ended June 30, 2013
		Depreciation	Operating
	OIBDA	and Amortization	Income (Loss)
Entertainment	$429	$(38)	$391
Cable Networks	207	(5)	202
Publishing	21	(1)	20
Content Group	657	(44)	613
Local Broadcasting	255	(21)	234
Outdoor Americas	107	(42)	65
Local Group	362	(63)	299
Corporate	(67)	(7)	(74)
Total	$952	$(114)	$838
Margin (a)	26%		23%

Three Months Ended June 30, 2012
		Depreciation	Operating
	OIBDA	and Amortization	Income (Loss)
Entertainment	$426	$(41)	$385
Cable Networks	190	(6)	184
Publishing	9	(2)	7
Content Group	625	(49)	576
Local Broadcasting	248	(23)	225
Outdoor Americas	103	(41)	62
Local Group	351	(64)	287
Corporate	(65)	(6)	(71)
Total	$911	$(119)	$792
Margin (a)	27%		24%

	Three Months Ended June 30,
	2013	2012
Total OIBDA	$952	$911
Depreciation and amortization	(114)	(119)
Operating income	838	792
Interest expense	(93)	(104)
Interest income	2	1
Other items, net	(7)	3
Earnings from continuing operations before income taxes	740	692
Provision for income taxes	(256)	(228)
Equity in loss of investee companies, net of tax	(8)	(12)
Net earnings from continuing operations	476	452
Net loss from discontinued operations	(4)	(25)
Net earnings	$472	$427

(a)   Margin is defined as OIBDA or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Six Months Ended June 30, 2013
		Depreciation	Operating
	OIBDA	and Amortization	Income (Loss)
Entertainment	$909	$(78)	$831
Cable Networks	438	(9)	429
Publishing	33	(3)	30
Content Group	1,380	(90)	1,290
Local Broadcasting	454	(44)	410
Outdoor Americas	181	(84)	97
Local Group	635	(128)	507
Corporate	(147)	(12)	(159)
Total	$1,868	$(230)	$1,638
Margin (a)	24%		21%

Six Months Ended June 30, 2012
	Adjusted	Depreciation	Impairment	Operating
	OIBDA	and Amortization	Charges	Income (Loss)
Entertainment	$837	$(82)	$—	$755
Cable Networks	399	(11)	—	388
Publishing	19	(4)	—	15
Content Group	1,255	(97)	—	1,158
Local Broadcasting	419	(45)	(11)	363
Outdoor Americas	179	(84)	—	95
Local Group	598	(129)	(11)	458
Corporate	(135)	(12)	—	(147)
Total	$1,718	$(238)	$(11)	$1,469
Margin (a)	24%			21%

	Six Months Ended June 30,
	2013	2012
Adjusted OIBDA	$1,868	$1,718
Impairment charges	—	(11)
Total OIBDA	1,868	1,707
Depreciation and amortization	(230)	(238)
Operating income	1,638	1,469
Interest expense	(188)	(214)
Interest income	4	3
Gain on early extinguishment of debt	—	25
Other items, net	(9)	8
Earnings from continuing operations before income taxes	1,445	1,291
Provision for income taxes	(490)	(429)
Equity in loss of investee companies, net of tax	(16)	(16)
Net earnings from continuing operations	939	846
Net loss from discontinued operations	(24)	(56)
Net earnings	$915	$790

(a)           Margin is defined as OIBDA, Adjusted OIBDA or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Free Cash Flow

The Company defines free cash flow as its net cash flow provided by (used for) operating activities before operating cash flow from discontinued operations and less capital expenditures. The Company’s calculation of free cash flow includes capital expenditures because investment in capital expenditures is a use of cash that is directly related to the Company’s operations. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management. Free cash flow is one of several components of incentive compensation targets for certain management personnel. In addition, free cash flow is a primary measure used externally by the Company’s investors, analysts and industry peers for purposes of valuation and comparison of the Company’s operating performance to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow as a measure of liquidity has certain limitations, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net cash flow provided by operating activities	$464	$612	$1,051	$1,258
Capital expenditures	(49)	(49)	(83)	(84)
Exclude operating cash flow from discontinued operations	1	(1)	(22)	(10)
Free cash flow	$414	$564	$990	$1,184

The following table presents a summary of the Company’s cash flows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net cash flow provided by operating activities	$464	$612	$1,051	$1,258
Net cash flow used for investing activities	$(176)	$(54)	$(230)	$(194)
Net cash flow (used for) provided by financing activities	$(415)	$536	$(1,247)	$164